                                                Filed Pursuant to Rule 424(b)(2)

                                                     Registration No. 333-51828

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 22, 2000

                                  U.S.$500,000,000
[AMERICAN EXPRESS LOGO]      AMERICAN EXPRESS COMPANY
                        5 1/2% Notes due September 12, 2006

                                   --------------

    We will pay interest on the notes semiannually on March 15 and September 15 of each year. The first interest payment will be made on March 15, 2002. The notes will mature on September 12, 2006. We may not redeem them prior to maturity unless certain events occur involving United States taxation. We describe these events under the heading 'Description of Notes - Redemption Upon a Tax Event' on page S-14 of this prospectus supplement.

    The notes offered by this prospectus supplement constitute a further issuance of, and are consolidated and form a single series with, our outstanding 5 1/2% Notes due September 12, 2006 issued as of September 12, 2001 in the principal amount of U.S.$500,000,000. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be U.S.$1,000,000,000.

    We will only issue the notes in book entry form registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the notes will be shown on, and transfers of such interests will be made only through, records maintained by The Depository Trust Company and its participants, including Clearstream Banking, societe anonyme, and the Euroclear System. Except as described in this prospectus supplement, we will not issue notes in definitive form.

    The underwriters are offering the notes for sale both inside and outside the United States. We have applied to list the notes on the Luxembourg Stock Exchange.

                                                                UNDERWRITING
                                                 PRICE TO      DISCOUNTS AND     PROCEEDS TO
                                                PUBLIC(1)       COMMISSIONS     THE COMPANY(1)
                                             ----------------  --------------  ----------------
Per Note...................................      100.949%           .35%           100.599%
Total......................................  U.S.$504,745,000  U.S.$1,750,000  U.S.$502,995,000

(1) Does not include accrued interest from September 12, 2001 in the amount of U.S.$5,194,444 payable by the purchasers.

    Delivery of the notes in book-entry form only will be made on or about November 20, 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS                                   BANC OF AMERICA SECURITIES LLC

BNP PARIBAS
            ORMES CAPITAL MARKETS, INC.
                            TOKYO-MITSUBISHI INTERNATIONAL PLC
                                             UTENDAHL CAPITAL PARTNERS, L.P.
                                                           WACHOVIA SECURITIES

          The date of this prospectus supplement is November 15, 2001.

                                 --------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
        PROSPECTUS SUPPLEMENT
SUMMARY OF THE OFFERING...............   S-3
INCORPORATION OF CERTAIN INFORMATION
  BY REFERENCE........................   S-5
CONSOLIDATED CAPITALIZATION OF
  AMERICAN EXPRESS COMPANY AND
  SUBSIDIARIES........................   S-6
AMERICAN EXPRESS COMPANY AND
  CONSOLIDATED SUBSIDIARIES --
  SELECTED FINANCIAL DATA.............   S-7
RATIO OF EARNINGS TO FIXED CHARGES....   S-8
DIRECTORS AND PRINCIPAL EXECUTIVE
  OFFICERS OF AMERICAN EXPRESS
  COMPANY.............................   S-9
USE OF PROCEEDS.......................   S-9
DESCRIPTION OF NOTES..................  S-10
UNITED STATES TAX CONSIDERATIONS......  S-16
UNDERWRITING..........................  S-19
NOTICE TO CANADIAN RESIDENTS..........  S-22
LEGAL MATTERS.........................  S-23
GENERAL INFORMATION...................  S-23

                                        PAGE
                                        ----
              PROSPECTUS
ABOUT THIS PROSPECTUS.................     2
WHERE YOU CAN FIND MORE INFORMATION...     2
AMERICAN EXPRESS COMPANY..............     3
USE OF PROCEEDS.......................     4
DESCRIPTION OF DEBT SECURITIES........     4
DESCRIPTION OF PREFERRED SHARES.......    11
DESCRIPTION OF DEPOSITARY SHARES......    12
DESCRIPTION OF COMMON SHARES..........    14
DESCRIPTION OF SECURITIES WARRANTS....    15
DESCRIPTION OF CURRENCY WARRANTS......    16
DESCRIPTION OF OTHER WARRANTS.........    16
PLAN OF DISTRIBUTION..................    17
LEGAL MATTERS.........................    19
EXPERTS...............................    19

                                 --------------

    THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS DOCUMENT AND THE ACCOMPANYING PROSPECTUS.

    OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN RELATION TO THE UNITED KINGDOM, DETAILS OF WHICH ARE SET OUT IN 'UNDERWRITING' BELOW. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY ALSO BE RESTRICTED BY LAW. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    IN CONNECTION WITH THIS OFFERING, BANC OF AMERICA SECURITIES LLC AND LEHMAN BROTHERS INC. OR THEIR RESPECTIVE AFFLILIATES MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. IN ANY JURISDICTION WHERE THERE CAN ONLY BE ONE STABILIZING AGENT, LEHMAN BROTHERS INC. OR ITS AFFILIATES SHALL EFFECT SUCH TRANSACTIONS. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND WILL BE CARRIED OUT IN COMPLIANCE WITH THE APPLICABLE LAWS, REGULATIONS AND RULES.

    THE COMPANY ACCEPTS RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

    In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to 'dollars', '$' and 'U.S.$' are to United States dollars.

                            SUMMARY OF THE OFFERING

    The following summary highlights information contained elsewhere in this prospectus supplement. You should read this summary in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and accompanying prospectus.

Issuer.......................................  American Express Company (the 'Company').
Securities Offered...........................  U.S.$500,000,000 principal amount of 5 1/2% notes due
                                               September 12, 2006. The notes constitute a further
                                               issuance of our 5 1/2% Notes due September 12, 2006
                                               first issued as of September 12, 2001 and form a
                                               single series with those notes. The notes will have
                                               the same Common Code, ISIN and CUSIP numbers and will
                                               trade interchangeably with the previously issued
                                               notes of this series immediately upon settlement.
                                               Upon completion of this offering, U.S.$1,000,000,000
                                               aggregate principal amount of notes of this series
                                               will be outstanding.
Use of Proceeds..............................  We will use the money raised from the sale of the notes for general corporate purposes. Net proceeds to
                                               be paid to us will be approximately U.S.$502,995,000
                                               exclusive of accrued interest.
Maturity Date................................  September 12, 2006.
Interest Payment Dates.......................  March 15 and September 15 of each year, beginning
                                               March 15, 2002.
Interest Rate................................  5 1/2% per annum.
Redemption...................................  We may not redeem the notes prior to maturity unless certain events occur involving United States
                                               taxation. See 'Description of Notes -- Redemption
                                               Upon a Tax Event'.
Markets......................................  The notes are offered for sale in those jurisdictions both inside and outside the United States where it is
                                               legal to make such offers. See 'Underwriting'.
Listing......................................  We have applied to list the notes on the Luxembourg
                                               Stock Exchange. Our outstanding 5 1/2% Notes due
                                               September 12, 2006 first issued as of September 12,
                                               2001 are currently listed on the Luxembourg Stock
                                               Exchange.
Form and Settlement..........................  We will issue the notes in the form of one or more fully registered global certificates (the 'Global
                                               Notes'), which we will deposit on or about
                                               November 20, 2001 with, or on behalf of, The
                                               Depository Trust Company, New York, New York (the
                                               'Depository') and register in the name of Cede & Co.,
                                               the Depository's nominee, for the accounts of the
                                               participants in the Depository, including Euroclear
                                               Bank S.A./N.V., as operator of the Euroclear System
                                               ('Euroclear'), and Clearstream Banking, societe
                                               anonyme ('Clearstream, Luxembourg'). Except as
                                               described in this prospectus supplement, beneficial
                                               interests in the Global Notes will be represented
                                               through book-entry accounts of financial institutions
                                               acting on behalf of beneficial owners as direct and
                                               indirect participants in the Depository. You may
                                               choose to hold interests in the Global Notes through
                                               the Depository

                                               or through Euroclear or Clearstream, Luxembourg if
                                               they are participants in such systems, or indirectly
                                               through organizations that are participants in such
                                               systems. Euroclear and Clearstream, Luxembourg will
                                               hold interests on behalf of their participants
                                               through their respective depositaries, The Chase
                                               Manhattan Bank and Citibank, N.A., which in turn will
                                               hold such interests in accounts as participants of
                                               the Depository. See 'Description of
                                               Notes -- Book-Entry, Delivery and Form'. Initial
                                               settlement for the notes will be made in immediately
                                               available funds in U.S. dollars. Secondary market
                                               trading between Depository participants of beneficial
                                               interests in the Global Notes will be settled in
                                               immediately available funds using the Depository's
                                               Same-Day Funds Settlement System. Secondary market
                                               trading of beneficial interests in the Global Notes
                                               between Clearstream, Luxembourg participants and/or
                                               Euroclear participants will settle in immediately
                                               available funds.
Withholding Tax..............................  We will pay principal of and interest on the notes beneficially owned by a United States Alien Holder
                                               without withholding or deduction for United States
                                               withholding taxes subject to the requirements and
                                               limitations set forth in this prospectus supplement
                                               under the heading 'United States Tax Considerations'.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the 'SEC'). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to 'incorporate by reference' the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the 'Exchange Act') until the offering of these notes has been completed.

     Annual Report on Form 10-K for the year ended December 31, 2000 as amended on Form 10-K/A (Amendment No. 1 dated June 21, 2001) (the '2000 10-K Report').

     Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

     Current Reports on Form 8-K dated January 22, 2001, February 7, 2001, April 2, 2001, April 12, 2001, April 23, 2001, April 23, 2001, April 24,
     2001, July 18, 2001, July 23, 2001, July 23, 2001, August 1, 2001,
     September 11, 2001, September 17, 2001 and October 22, 2001.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address or number:

                            American Express Company
                                90 Hudson Street
                         Jersey City, New Jersey 07302
                              Attention: Secretary
                                 (201) 209-4999

    The financial statements which we have incorporated in this prospectus supplement by reference to the 2000 10-K Report have been audited by Ernst & Young LLP, 787 Seventh Avenue, New York, New York 10019, independent certified public accountants, to the extent indicated in their report included in the 2000 10-K Report. We have incorporated by reference the financial statements in this prospectus supplement in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

    Ernst & Young has given and not withdrawn their written consent to the incorporation by reference of their report dated February 8, 2001 from the 2000 10-K Report on the Company's audited financial statements for the financial year ended December 31, 2000.

            CONSOLIDATED CAPITALIZATION OF AMERICAN EXPRESS COMPANY
                                AND SUBSIDIARIES

    The table below shows the capitalization of American Express Company and its subsidiaries as of September 30, 2001. The 'As Adjusted' column reflects our issuance of the notes in this offering. You should read this table along with our consolidated financial statements, which are included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                    SEPTEMBER 30, 2001
                                                              ------------------------------
                                                                                      AS
                                                                  ACTUAL           ADJUSTED
                                                                  ------           --------
                                                              (IN MILLIONS OF U.S. DOLLARS)
                                                                       (UNAUDITED)
Long-Term Debt..............................................     $ 7,158            $ 7,658

Guaranteed preferred beneficial interests in the Company's
  junior subordinated deferrable interest debentures........         500                500

Shareholders' Equity:
    Common shares, $.20 par value, authorized 3.6 billion
      shares; issued and outstanding 1,336 million shares...         267                267
    Capital surplus.........................................       5,473              5,473
    Retained earnings.......................................       6,230              6,230
    Other comprehensive income, net of tax:
        Net unrealized securities gains.....................         754                754
        Net unrealized derivative losses....................        (445)              (445)
        Foreign currency translation adjustments............         (51)               (51)
                                                                 -------            -------
    Accumulated other comprehensive income..................         258                258
                                                                 -------            -------
            Total shareholders' equity......................      12,228             12,228
                                                                 -------            -------

Total Capitalization........................................     $19,886            $20,386
                                                                 -------            -------
                                                                 -------            -------

    Other than as described in this prospectus supplement and the accompanying prospectus, there has been no material change in the consolidated capitalization of American Express Company and its subsidiaries since September 30, 2001.

             AMERICAN EXPRESS COMPANY AND CONSOLIDATED SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                         (IN MILLIONS OF U.S. DOLLARS)

                         NINE MONTHS ENDED
                           SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                        -------------------   ----------------------------------------------------
                          2001       2000       2000       1999       1998       1997       1996
                          ----       ----       ----       ----       ----       ----       ----
OPERATING RESULTS
Net revenues..........  $ 16,711   $ 17,609   $ 23,675   $ 21,278   $ 19,132   $ 17,760   $ 16,380
Expenses..............    15,463     14,614     19,767     17,840     16,207     15,010     13,716
Net income............     1,014      2,133      2,810      2,475      2,141      1,991      1,901
Adjusted income*......     1,014      2,133      2,810      2,475      2,201      1,991      1,739
Return on average
  shareholders'
  equity**............      14.2%      25.5%      25.3%      25.3%      24.0%      23.5%      22.8%

BALANCE SHEET
Cash and cash
  equivalents.........  $  9,860   $  8,959   $  8,487   $  7,471   $  4,092   $  4,179   $  2,677
Accounts receivable
  and accrued
  interest, net.......    28,273     28,749     30,543     26,467     22,224     21,774     20,491
Investments...........    45,291     42,437     43,747     43,052     41,299     39,648     38,339
Loans, net............    25,558     23,944     26,088     23,582     21,054     20,109     18,518
Total assets..........   145,557    153,626    154,423    148,517    126,933    120,003    108,512
Customers' deposits...    13,075     13,116     13,870     12,197     10,398      9,444      9,555
Travelers Cheques
  outstanding.........     6,624      6,564      6,127      6,213      5,823      5,634      5,838
Insurance and annuity
  reserves............    24,277     24,357     24,098     25,011     25,433     26,165     25,674
Short-term debt.......    30,808     31,034     36,030     30,627     22,605     20,570     18,402
Long-term debt........     7,158      4,589      4,711      5,995      7,019      7,873      6,552
Shareholders'
  equity..............    12,228     11,213     11,684     10,095      9,698      9,574      8,528

---------

 * Adjusted income for 1998 is adjusted to exclude the following items: $138 million credit loss provision at American Express Bank relating to its Asia/Pacific portfolio, as well as income of $78 million representing gains on the sale of First Data Corporation shares and a preferred dividend based on Lehman Brothers Holdings Inc.'s earnings. Adjusted income for 1996 is adjusted to exclude a $300 million gain on the exchange of the Company's Debt Exchangeable for Common Stock and a $138 million restructuring charge.

** Return on average shareholders' equity is based on adjusted income from continuing operations in 1996 and excludes the effect of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                           NINE MONTHS
                                              ENDED           YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,   --------------------------------
                                              2001        2000   1999   1998   1997   1996
                                              ----        ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges......      1.51        2.25   2.48   2.24   2.22   2.17

    In computing the ratio of earnings to fixed charges, 'earnings' consist of pretax income from continuing operations, interest expense and other adjustments. Interest expense includes interest expense related to the international banking operations of the Company and cardmember lending activities of American Express Travel Related Services Company, Inc., which is netted against interest and dividends and cardmember lending net finance charge revenue, respectively, in our Consolidated Statement of Income.

    For purposes of computing 'earnings', other adjustments included adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by us, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

    'Fixed charges' consist of interest and other adjustments, including capitalized interest costs and the interest component of rental expense.

                 DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF
                            AMERICAN EXPRESS COMPANY

    Our Directors and Executive Officers are as follows:

DIRECTORS
---------
NAME                                                       PRINCIPAL OCCUPATION
----                                                       --------------------
Daniel F. Akerson....................  Chairman and Chief Executive Officer, XO Communications,
                                       Inc.
Edwin L. Artzt.......................  Former Chairman of the Board and Chief Executive Officer,
                                       The Procter & Gamble Company
Charlene Barshefsky..................  Senior International Partner, Wilmer, Cutler & Pickering
William G. Bowen.....................  President, The Andrew W. Mellon Foundation
Kenneth I. Chenault..................  Chairman and Chief Executive Officer of the Company
Peter R. Dolan.......................  President and Chief Executive Officer, Bristol-Myers Squibb
                                       Company
Beverly Sills Greenough..............  Chairman, Lincoln Center for the Performing Arts
F. Ross Johnson......................  Chairman and Chief Executive Officer, RJM Group
Vernon E. Jordan, Jr.................  Senior Managing Director, Lazard Freres & Co.
Jan Leschly..........................  Chairman and Chief Executive Officer, Care Capital LLC
Richard McGinn.......................  Former Chairman and Chief Executive Officer, Lucent
                                       Technologies, Inc.
Frank P. Popoff......................  Former Chairman and Chief Executive Officer, The Dow
                                       Chemical Company

EXECUTIVE OFFICERS
------------------
NAME                                                       OFFICE
----                                                       ------
Kenneth I. Chenault..................  Chairman and Chief Executive Officer of the Company; Chairman and
                                       Chief Executive Officer, American Express Travel Related Services
                                       Company, Inc. ('TRS')
Jonathan S. Linen....................  Vice Chairman of the Company
James Cracchiolo.....................  Group President, Global Financial Services of the Company
Gary Crittenden......................  Executive Vice President and Chief Financial Officer of the
                                       Company
Ursula F. Fairbairn..................  Executive Vice President, Human Resources and Quality of the
                                       Company
Edward P. Gilligan...................  Group President, Global Corporate Services, TRS
John D. Hayes........................  Executive Vice President, Global Advertising and Brand Management
                                       of the Company
David C. House.......................  Group President, Global Establishment Services and Travelers
                                       Cheque Group, TRS
Alfred Kelly, Jr.....................  Group President, U.S. Consumer and Small Business Services Group,
                                       TRS
Louise M. Parent.....................  Executive Vice President and General Counsel of the Company
Glen Salow...........................  Executive Vice President and Chief Information Officer of the
                                       Company
Thomas Schick........................  Executive Vice President, Corporate Affairs and Communications of
                                       the Company

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the notes for general corporate purposes. Net proceeds to be paid to us will be approximately U.S.$502,995,000 exclusive of accrued interest.

                              DESCRIPTION OF NOTES

    This description of the terms of the notes adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description.

GENERAL

    The notes are initially being offered in the principal amount of U.S.$500,000,000. The notes will form a single series with the U.S.$500,000,000 aggregate principal amount of 5 1/2% Notes due September 12, 2006 that we issued as of September 12, 2001. The notes will have the same Common Code, ISIN and CUSIP numbers as the other notes of this series and will trade interchangeably with the other notes of this series immediately upon settlement. The issuance of the notes will increase the aggregate principal amount of the notes of this series to U.S.$1,000,000,000. We may, without consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same Common Code, ISIN and CUSIP numbers as the notes being offered hereby, as more fully described in ' -- Further Issues' below. The notes will be our unsecured obligations and will mature on September 12, 2006. The notes will rank prior to all subordinated indebtedness of the Company and on an equal basis with all other senior unsecured indebtedness of the Company.

    We will pay interest on the notes from September 12, 2001 at the rate per annum set forth on the cover page of this prospectus supplement, on March 15 and September 15 of each year, beginning March 15, 2002, to the persons who are registered as the owners of the notes at the close of business on the 15th day preceding the applicable interest payment date, subject to certain exceptions. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not redeem the notes prior to maturity unless certain events occur involving United States taxation. In such event, we will redeem the notes at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See ' -- Redemption Upon a Tax Event'. If any day on which a payment is due is not a Business Day (as defined below), then the holder of the note shall not be entitled to payment of the amount due until the next Business Day and shall not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under ' -- Payment of Additional Amounts'. 'Business Day' means any day which is not a Saturday or Sunday or any other day on which banks in New York City and, if definitive notes are issued, in Luxembourg, are authorized or obligated by law or regulation to close.

BOOK-ENTRY, DELIVERY AND FORM

    We will issue the notes in the form of one or more fully registered global notes (the 'Global Notes') in denominations of U.S.$1,000 or integral multiples of U.S.$1,000. We will deposit the notes with, or on behalf of, The Depository Trust Company, New York, New York (the 'Depository') and will register the notes in the name of Cede & Co., the Depository's nominee. Your beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on your behalf as direct and indirect participants in the Depository ('DTC Participants'). You may elect to hold interests in the Global Notes either through the Depository (inside the United States) or through Clearstream Banking, societe anonyme ('Clearstream, Luxembourg'), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ('Euroclear') (outside of the United States) if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Clearstream, Luxembourg, and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the 'U.S. Depositaries'). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    As long as the notes are represented by the Global Notes, we will pay principal of and interest on the notes to or as directed by the Depository as the registered holder of the Global Notes. Payments to the Depository will be in immediately available funds by wire transfer. The Depository, Euroclear or Clearstream, Luxembourg, as applicable, will credit the relevant accounts of their participants on the applicable date.

    We have been advised by the Depository, Clearstream, Luxembourg and Euroclear, respectively, as follows:

     As to the Depository: The Depository has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ('Clearstream, Luxembourg Participants') and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of this offering. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly. Clearstream, Luxembourg is an indirect participant in the Depository.

     Payments on notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of the Euroclear System ('Euroclear Participants') and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the 'Euroclear Operator'), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the 'Cooperative'). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a

     Euroclear Participant, either directly or indirectly. Euroclear is an indirect participant in the Depository.

     The Euroclear Operator is a Belgian bank. The Belgian Banking Commission regulates and examines the Euroclear Operator.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the 'Terms and Conditions'). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Payments on notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear. In the event definitive notes are issued, we will appoint a paying agent and transfer agent in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Investors will make initial payment for the notes in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary. Such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository.

    Although the Depository, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DEFINITIVE NOTES

    We will issue notes in definitive form in exchange for the Global Notes in the following instances. If the Depository notifies us that it is unwilling or unable to continue as depository for the Global Notes or if the Depository ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depository within 90 days, we will issue notes in definitive form. We will also issue definitive notes in exchange for the Global Notes if an event of default with respect to the notes occurs and is continuing as described under 'Description of Debt Securities -- Events of Default, Notice and Waiver' in the accompanying prospectus. If we issue definitive notes, the notes may be presented for registration of transfer and exchange at the office of the Trustee in New York, New York and the Paying Agent in Luxembourg. In such circumstances, we will pay principal of, and interest on, the notes at the office of the Trustee in New York, New York and at the office of the Paying Agent in Luxembourg. We will make payments of principal on the notes only against surrender of such notes. Payment of interest on any interest payment date on any notes will be made to the person in whose name such note is registered on the February 28 or August 31, as the case may be, immediately preceding such interest payment date, except that interest payable at maturity will be payable to the person to whom the principal of the note is paid. All payments of principal and interest will be made by U.S. dollar check drawn on a bank in the City of New York and mailed to the person in whose name such notes are registered at such person's address as provided in the register. For holders of at least U.S.$1,000,000 in aggregate principal amount of notes, we will make payment by wire transfer to a U.S. dollar account maintained by the payee with a bank in the City of New York or in Europe, provided that the Trustee receives a written request from such holder to such effect designating such account no later than the February 28 or August 31, as the case may be, immediately preceding such interest payment date.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is a United States Alien Holder (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no withholding or deduction been required.

    However, our obligation to pay additional amounts shall not apply:

        (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

           (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States:

           (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

           (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or

           (d) being or having been a '10-percent shareholder' of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the 'Code'), or any successor provision or being or having been a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code or any successor provision;

        (2) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had the beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

        (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the United States Treasury Department, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

        (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

    The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading 'Payment of Additional Amounts' and under the heading ' -- Redemption Upon a Tax Event', we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

REDEMPTION UPON A TAX EVENT

    If (a) we become or will become obligated to pay additional amounts as described herein under the heading ' -- Payment of Additional Amounts' as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not such action is taken with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may in either case, at our option, redeem, as a whole, but not in part, the notes on at least 30 days' and no more than 60 days' prior written notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. In order to exercise this right, we must determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the notes. We may not redeem the notes based on the reason in clause (b) of the first sentence of this paragraph unless we have received an opinion of independent counsel to the effect that an action taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described above under the heading ' -- Payment of Additional Amounts' and we have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the notes pursuant to their terms.

FURTHER ISSUES

    We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking on an equal basis with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

TRUSTEE

    The Trustee for the notes is First Union National Bank, pursuant to the First Supplemental Indenture dated as of October 25, 2000 to the indenture dated as of May 1, 1997 between the Company and PNC Bank, National Association, as trustee (the 'Indenture'). The Trustee provides banking and corporate trust services to us and many of our subsidiaries worldwide. The Trustee is a depositary of funds for us and holds our common shares for customers of the Trustee, including customers over whose accounts the Trustee has discretionary authority. The principal corporate trust office of the Trustee is First Union National Bank, 12 East 49th Street, 37th Floor, New York, New York 10017.

NOTICES

    Notices to holders of the notes will be published in a leading daily newspaper in The City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any such notice shall be considered given on the date of publication or, if published more than once, on the first date of publication.

APPLICABLE LAW

    The notes, the Indenture and the First Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

                        UNITED STATES TAX CONSIDERATIONS

    In the opinion of Bruce A. Cogan, Vice President-General Tax Counsel of the Company, the following discussion summarizes the material United States federal income tax consequences of the ownership and disposition of notes to initial holders of the notes purchasing the notes at the public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The discussion addresses only the tax consequences to initial holders holding notes as capital assets within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (as defined below) whose functional currency (as defined in Code section 985) is not the U.S. dollar, persons holding notes in connection with a hedging transaction, 'straddle', conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of the notes should consult their tax advisors concerning the application of United States federal income and other tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

    As used under this heading 'United States Tax Considerations' and under the headings 'Description of Notes -- Payment of Additional Amounts' and 'Description of Notes -- Redemption Upon a Tax Event,' the following definitions will apply:

     'United States' means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

     'United States Holder' means a beneficial owner of a note that is, for United States federal income tax purposes: (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of it source.

     'United States Alien Holder' means a beneficial owner of a note that is, for United States federal income tax purposes: (a) a nonresident alien individual, (b) a foreign corporation, (c) a nonresident alien fiduciary of a foreign estate or trust or (d) a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  Payments of Interest

    Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

  Amortizable Bond Premium

    A United States Holder that purchases a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than 'qualified stated interest' will be considered to have purchased the note at a 'premium'. The holder may elect to amortize the premium over the remaining term of the note, using a constant yield method, as an offset to interest includible in income. If the holder does not elect to amortize the premium, it will decrease the gain or increase the loss that would otherwise be recognized on disposition of the note. The election to amortize premium on a constant yield method will also apply to all other debt obligations held or subsequently acquired by a United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service ('IRS'). A United States Holder should consult its own tax advisor before making this election.

  Sales, Exchange or Retirement

    Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the note and the holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally equal the cost of the note to such Holder. The amount realized excludes any interest accrued between interest payment dates and not previously included in income, which will be includible in income as interest in accordance with the United States Holder's method of accounting. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

        (a) payments of principal and interest on a note to a United States Alien Holder will not be subject to the 30% United States federal withholding tax; provided that (i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the holder is not a controlled foreign corporation for United States tax purposes that is related to the Company through stock ownership and is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code, and (iii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as described below;

        (b) a United States Alien Holder of a note will not be subject to United States federal income tax on any gain realized on the sale, exchange or retirement of the note unless the gain is effectively connected with the holder's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met; and

        (c) a note owned by an individual who is not, for United States estate tax purposes, a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

    The statement requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files such form with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received such form from the holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, unless a foreign partnership has entered into a qualifying withholding agreement with the IRS, for interest and disposition proceeds, the foreign partnership will generally be required (and may be permitted earlier), in addition to providing an intermediary IRS Form W-8IMY or other successor form, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

    If a United States Alien Holder of a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States Alien Holder, although it may be exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income, generally in the same manner as if it were a United States Holder. See 'Tax Consequences to United States Holders' above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI, or other successor form, to claim an exemption from withholding tax. In addition, if the United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, backup withholding will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ('TIN') which, for an individual, is his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    Backup withholding will not apply to payments made on a note to United States Alien Holders if the certifications required by sections 871(h) and 881(c) as described above are received, provided that the Company or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules may be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

    Each holder of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, payments on the note may be subject to United States withholding at a 30% rate (or backup withholding) and the holder will not be entitled to any additional amounts from the Company described under the heading 'Description of Notes -- Payment of Additional Amounts' with respect to such tax. Each holder should accordingly consult its tax advisor as to how to fulfill the statement requirement described above to avoid the 30% withholding tax and regarding the application of backup withholding (and information reporting) in its particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available, including which IRS forms to use for these purposes.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in a terms agreement dated November 15, 2001 incorporating by reference an underwriting agreement dated October 1, 1991, we have agreed to sell to the underwriters named below, for whom Banc of America Securities LLC and Lehman Brothers Inc. are acting as representatives, the following respective principal amounts of the notes.

                                                             PRINCIPAL AMOUNT
                        UNDERWRITER                              OF NOTES
                        -----------                          ----------------
Banc of America Securities LLC.............................      $215,000,000
Lehman Brothers Inc. ......................................       215,000,000
BNP Paribas Securities Corp. ..............................        20,000,000
First Union Securities, Inc. ..............................        20,000,000
Tokyo-Mitsubishi International plc.........................        20,000,000
Ormes Capital Markets, Inc.................................         5,000,000
Utendahl Capital Partners, L.P. ...........................         5,000,000
                                                             ----------------
        Total..............................................  U.S.$500,000,000
                                                             ----------------
                                                             ----------------

    The terms agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The terms agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

    The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement, and to selling group members at that price less a selling concession of 0.200% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.125% of the principal amount per note on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

    The notes are offered for sale in those jurisdictions both inside and outside the United States where it is legal to make such offers.

    We estimate that our out of pocket expenses for this offering will be approximately U.S.$450,000. The underwriters have agreed to reimburse us for certain of these expenses.

    In connection with the offering, Banc of America Securities LLC and Lehman Brothers Inc. may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

     Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     Over-allotment involves sales by the representatives of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The representatives will close out any short position by purchasing notes in the open market.

     Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is likely to be created if the representatives are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Luxembourg Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    We have applied to list the notes on the Luxembourg Stock Exchange where our outstanding 5 1/2% Notes due September 12, 2006 first issued as of September 12, 2001 are listed. We have been advised by the underwriters that one or more of them intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the existence of trading markets for, the notes.

    Each of the underwriters has agreed that it will only offer or sell the notes in compliance with the laws and regulations in any jurisdiction applicable to such offer or sale and it has not taken and will not take any action in any jurisdiction, other than the United States, that would permit a public offering of the notes, or possession or distribution of any prospectus or any amendment or supplement thereto or any offering or publicity material relating to the notes, in any country or jurisdiction where action for that purpose is required.

    Each underwriter has represented and agreed that

        (a) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,

        (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 (the 'FSA') and, after they come into force, all applicable provisions of the Financial Services and Markets Act 2000 (the 'FSMA') with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom, and

        (c) it has only issued or passed on and will only issue or pass on in the United Kingdom, before the repeal of Section 57 of the FSA, any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on. After the repeal of Section 57 of the FSA, it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us.

    You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement.

    Banc of America Securities LLC and Lehman Brothers Inc. will make the notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit to communications between Banc of America Securities LLC and its customers and Lehman Brothers Inc. and its customers and is not a party to this offering. Banc of America Securities LLC and Lehman Brothers Inc. do not believe that Market Axess Inc. will function as an underwriter or agent of this offering, nor do they believe that Market Axess Inc. will act as a broker for any customer of Banc of America Securities LLC or Lehman Brothers Inc. Market Axess Inc. is a registered broker-dealer and will receive compensation from Banc of America Securities LLC and Lehman Brothers Inc. based on transactions Banc of America Securities LLC and Lehman Brothers Inc. transact through the system. Banc of America Securities LLC and Lehman Brothers Inc. will make the notes available to their customers through internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be requested to make in that respect.

    First Union Securities, Inc. ('FUSI'), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to 'Wachovia Securities' in this prospectus, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI, which may or may not be participating as a separate selling dealer in the distribution of the notes.

    In the ordinary course of their respective businesses, the underwriters or their affiliates engage in investment banking, general financing and/or banking transactions with the Company.

    The notes will trade interchangeably with U.S.$500,000,000 of our 5 1/2% Notes due September 12, 2006 that we issued as of September 12, 2001.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

     where required by law, that the purchaser is purchasing as principal and not as agent, and the purchaser has reviewed the text above under 'Resale Restrictions'.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the securities will be passed upon for us by Louise M. Parent, Esq., Executive Vice President and General Counsel of American Express Company. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. From time to time, Cleary, Gottlieb, Steen & Hamilton provides legal services to American Express Company and its subsidiaries.

                              GENERAL INFORMATION

    1. Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture, the Supplemental Indenture and the documents incorporated by reference as well as the future year end accounts, so long as any of the notes are outstanding, will be available free of charge at the main office of Deutsche Bank Luxembourg SA in Luxembourg. Deutsche Bank Luxembourg SA will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the notes.

    2. Other than as disclosed or contemplated herein or in the documents incorporated by reference herein, there has been no material adverse change in the financial position of the Company since September 30, 2001.

    3. The Independent Auditors of the Company are Ernst & Young LLP, New York.

    4. Neither the Company nor any of its subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and the Company is not aware of any such litigation, arbitration or administrative proceedings pending or threatened.

    5. Resolutions relating to the issue and sale of the notes were adopted by the Board of Directors of the Company on July 26, 1993, July 28, 1997 and November 27, 2000.

    6. The notes have been assigned Euroclear and Clearstream, Luxembourg Common Code No. 013537917, International Security Identification Number (ISIN) US025816AN95 and CUSIP No. 025816AN9.

                                  $4,550,000,000
[AMERICAN EXPRESS LOGO]      American Express Company
                                 Debt Securities
                                 Preferred Shares
                                Depositary Shares
                                  Common Shares
                                     Warrants


                               -------------------

    American Express Company may offer from time to time in one or more series:

     unsecured debt securities,

     preferred shares, par value $1.66 2/3 per share,

     depositary shares,

     common shares, par value $0.20 per share,

     warrants to purchase debt securities, preferred shares, common shares or equity securities issued by one of our affiliated or unaffiliated corporations or other entity,

     currency warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies, or warrants relating to other items or indices.

    We may offer any combination of these securities at prices and on terms to be determined at or prior to the time of sale. In addition, various selling shareholders may offer and sell common shares from time to time. All of these securities will have an initial offering price no greater than $4,550,000,000, although American Express may increase this amount in the future.

    American Express and the selling shareholders may offer and sell securities to or through underwriters, dealers and agents or directly to purchasers. The names of any underwriters or agents involved in the sale of securities and their compensation will be described in the accompanying prospectus supplement. The names of any selling shareholders and their relationship to American Express will also be described in the accompanying prospectus supplement.

    This prospectus may not be used to consummate a sale of these securities unless accompanied by a supplement to the prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------
               The date of this prospectus is December 22, 2000.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a shelf registration process. Under this process, American Express may sell from time to time any combination of the securities described in this prospectus and the selling shareholders may sell shares of common stock in one or more offerings for an initial purchase price of up to $4,550,000,000.

    This prospectus describes the general terms of these securities and the general manner in which American Express and the selling shareholders will offer the securities. Each time these securities are sold, we will provide a supplemental prospectus that describes the specific terms of these securities and the specific manner in which they may be offered. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference and described under the heading 'WHERE YOU CAN FIND MORE INFORMATION', before making your investment decision.

                      WHERE YOU CAN FIND MORE INFORMATION

    American Express files annual, quarterly, current reports, proxy statements and other information with the SEC. You may read and copy any document American Express files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. American Express's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows American Express to incorporate by reference the information it files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

    Information that American Express files later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. American Express incorporates by reference into this prospectus the following documents:

     Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A on June 30, 2000.

     Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     Current Reports on Form 8-K dated January 26, 2000, February 3, 2000, April 26, 2000, April 27, 2000, May 3, 2000, June 27, 2000, July 25, 2000
     as amended by Form 8-K/A on July 31, 2000, August 2, 2000, October 10, 2000, October 23, 2000 and November 17, 2000.

     The description of the Company's common shares contained in the Registration Statement on Form 8-A dated November 13, 1984, as amended on Form 8-A/A on June 12, 2000.

     All documents filed by American Express Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering.

    You may request a copy of these filings at no cost, by writing or telephoning American Express at the following address or number:

                            American Express Company
                                200 Vesey Street
                            New York, New York 10285
                              Attention: Secretary
                                 (212) 640-2000

    The financial statements which we have incorporated into this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, 787 Seventh Avenue, New York, New York 10019, independent certified public accountants, to the extent indicated in their report included in this annual report. We have incorporated by reference the financial statements in this prospectus in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

                            AMERICAN EXPRESS COMPANY

    American Express Company through its subsidiaries is in the business of providing travel related services, financial advisory services and international banking services throughout the world.

    We offer travel related services principally through American Express Travel Related Services Company, Inc. and its subsidiaries, or TRS. These services include a variety of products and services, including among others, a global card network, issuing and processing services, the American Express' Card, the Optima' Card and other consumer and corporate lending and banking products, the American Express' Travelers Cheque and other stored value products, business expense management products and services, corporate and consumer travel products and services, magazine publishing, and merchant transaction processing, point of sale and back office products and services. At December 31, 1999, there were 46 million American Express Cards in force worldwide, and worldwide American Express Card billed business for the year ended December 31, 1999 was $254.1 billion. Travelers Cheque sales for the year ended December 31, 1999 were $23.3 billion.

    American Express Financial Corporation, or AEFC, and its subsidiaries are engaged in providing a variety of financial products and services to help individuals, businesses and institutions establish and achieve their financial goals. AEFC's products and services include financial planning and advice, insurance and annuities, a variety of investment products, including investment certificates, mutual funds and limited partnerships, investment advisory services, trust and employee plan administration services, tax preparation and bookkeeping services, personal auto and homeowner's insurance and retail securities brokerage services. At December 31, 1999, American Express Financial Advisors Inc., AEFC's principal marketing subsidiary, maintained a nationwide financial planning field force of over 11,000 persons. At December 31, 1999, AEFC's assets owned and/or managed totaled approximately $262.5 billion.

    American Express Bank Ltd., or AEBL, and its subsidiaries offers products that meet the financial service needs of three client groups: corporations, financial institutions and affluent individuals. AEBL's five business lines are commercial, correspondent, and private banking, personal financial services and global trading. AEBL does not do business in the United States except as it relates to its activities outside the United States.

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                             NINE MONTHS
                                                ENDED           YEAR ENDED DECEMBER 31,
                                            SEPTEMBER 30,   --------------------------------
                                                2000        1999   1998   1997   1996   1995
                                                ----        ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges........      2.30        2.48   2.24   2.22   2.17   1.86

    For purposes of computing the ratio of earnings to fixed charges, 'earnings' means pre-tax earnings plus the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense minus undistributed net income of affiliates accounted for under the equity method. 'Fixed charges' consist of interest expense and other adjustments, including capitalized interest costs and the interest component of rental expense. 'Interest expense' includes interest expense related to the international banking operations of American Express and TRS's cardmember lending activities, which is netted against interest and dividends and cardmember lending net finance charge revenue, respectively, in our consolidated statement of income.

                                USE OF PROCEEDS

    Except as may be otherwise set forth in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of these securities for general corporate purposes. We will not receive any proceeds from the sale of common shares by the selling shareholders.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be either senior debt securities, that rank on an equal basis with all our other senior unsecured and unsubordinated debt, or they will be subordinated debt securities that will have a junior position to all of our senior unsecured debt.

    The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which such general provisions may apply to that particular series of debt securities.

    Our senior debt securities will be issued under a senior debt indenture. Our subordinated debt securities will be issued under a subordinated debt indenture. The trustee under both indentures is PNC Bank, National Association. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an 'indenture' and collectively as the 'indentures'. Forms of the indenture have been filed with the SEC and are incorporated by reference in the registration statement on Form S-3
(No. 333-50997) under the Securities Act of 1933 of which this prospectus forms a part.

    The following summaries of certain provisions of the indentures are not complete and are qualified in their entirety by reference to the indentures. You should read the indentures for further information. If we make no distinction in the following summaries between the senior debt securities and the subordinated debt securities or between the indentures, such summaries refer to any debt securities and either indenture. Where appropriate, we use parentheses to refer you to the particular sections of the applicable indenture. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable definition into that statement.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

GENERAL

    The indentures allow us to issue senior and subordinated debt securities from time to time up to the aggregate principal amount we authorize from time to time. We may issue the debt securities in one or more series with the same or different terms. We may not issue all debt securities of the same series at the same time. All debt securities of the same series need not bear interest at the same rate or mature on the same date. Each indenture permits the appointment of a different trustee for each series of debt securities. If there is at any time more than one trustee under the indentures, the term 'trustee' means each such trustee and will apply to each such trustee only with respect to those series of debt securities for which it is serving as trustee.

    We may sell debt securities at a substantial discount below their stated principal amount that bear no interest or below market rates of interest. The applicable prospectus supplement will describe the Federal income tax consequences and special investment considerations applicable to any such series of debt securities.

TERMS SPECIFIED IN THE PROSPECTUS SUPPLEMENT

    You should read the prospectus supplement that accompanies this prospectus for information with respect to the debt securities being offered, including:

     the designation, aggregate principal amount and authorized denominations of the debt securities;

     the percentage of the principal amount at which we will sell the debt securities;

     whether the debt securities will be senior or subordinated debt;

     the maturity date or the method for determining the maturity date;

     the terms for conversion or exchange, if any, of the debt securities;

     the interest rate or rates, if any, or the method for computing such rate or rates;

     the interest payment dates or the method for determining such dates;

     whether the debt securities will be issued in fully registered form or in bearer form or any combination thereof;

     whether the debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

     if other than U.S. dollars, the currency or currencies or currency unit or units in which debt securities may be denominated and purchased and the currency or currencies or currency unit or units in which principal, premium, if any, and any interest may be payable;

     if the currency for which debt securities may be purchased or in which principal, premium, if any, and any interest may be payable is at the election of American Express or the purchaser, the manner in which such an election may be made and the terms of such election;

     any mandatory or optional sinking fund, redemption or other similar terms;

     any index or other method used to determine the amount of principal, premium, if any, and interest, if any, on the debt securities;

     if a trustee other than PNC Bank is named for the debt securities, the name of such trustee;

     any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

     any other specific terms of the debt securities.

PAYMENT

    Unless otherwise specified in the applicable prospectus supplement, principal and interest, if any, on the debt securities will be payable initially at the principal corporate trust office of the trustee. At our option, payment of interest may be made, subject to collection, by check. ('SS'12.02) The principal corporate trust office of the trustee on the date of this prospectus is PNC Bank, National Association, One Oliver Plaza, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

    If the principal of or interest, if any, on any series of debt securities is payable in foreign currencies or foreign currency units or if debt securities are sold for foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such debt securities will be described in the applicable prospectus supplement.

FORM OF DEBT SECURITIES

    We will issue each debt security in global -- i.e. book-entry -- form, unless we specify otherwise in the applicable prospectus supplement. We may issue debt securities solely in fully registered form without coupons, solely in bearer form with or without coupons or both as registered securities and bearer securities. ('SS'11.01)

    Global Securities

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form.

    The related prospectus supplement will describe the specific terms of the depositary arrangement with respect to that series of debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

    Unless otherwise specified in an applicable prospectus supplement, global securities to be deposited with or on behalf of a depositary will be registered in the name of such depositary or its nominee. Upon the issuance of a global security, the depositary for such global security will credit the respective principal amounts of the debt securities represented by such global security to the participants that have accounts with such depositary or its nominee. Ownership of beneficial interests in such global securities will be limited to participants in the depositary or persons that may hold interests through these participants.

    A participant's ownership of beneficial interests in these global securities will be shown on the records maintained by the depositary or its nominee. The transfer of a participant's beneficial interest will only be effected through these records. A person whose ownership of beneficial interests in these global securities is held through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary for a global security, or its nominee, is the registered owner of such global security, we will consider such depositary or such nominee, to be the sole owner or holder of the debt securities represented by such global security. Except as described below, owners of beneficial interests in global securities will not be entitled to have debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form. We will not consider owners of beneficial interests in global securities to be the owners or holders of those debt securities under the indenture.

    We will make payment of principal of, premium, if any, and any interest on global securities to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. Neither American Express, the trustee, any paying agent nor the securities registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. ('SS'3.09)

    We expect that the depositary for a permanent global security, upon receipt of any payment in respect of a permanent global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants.

    We may at any time and in our sole discretion determine not to have any debt securities represented by one or more global securities. In such event, we will issue debt securities in definitive form in exchange for all of the global securities representing such debt securities. ('SS'3.05)

    If set forth in the applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to us and the depositary, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name.

    Registered and Bearer Securities

    Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for the same aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office of the trustee. The holder will not pay a service charge for any such exchange or transfer except for any tax or governmental charge incidental thereto. ('SS'3.05) If permitted by applicable laws and regulations, the prospectus supplement will describe the terms upon which registered securities may be exchanged for bearer securities of the series. If any bearer securities are issued, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities may be exchanged for registered securities of the same series will be described in the prospectus supplement.

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CONSOLIDATION, MERGER AND SALE OF ASSETS

    American Express, without the consent of the holders of any of the outstanding debt securities under either indenture, may consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any corporation organized under the laws of the United States of America or any State or the District of Columbia, provided, that:

     the successor corporation assumes our obligations on all the debt securities and under the indentures;

     after giving effect to the transaction no event of default under the indentures, and no event which, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing; and

     that various other conditions are met.

    Neither indenture restricts a merger or consolidation in which American Express is the surviving corporation. ('SS'10.01)

MODIFICATION OF THE INDENTURES

    We may modify or amend the indentures without the consent of the holders of any of our outstanding debt securities for various enumerated purposes, including the naming, by a supplemental indenture, of a trustee other than PNC Bank for a series of debt securities. We may modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

     modify the terms of payment of principal or interest; or

     reduce the stated percentage of holders of debt securities necessary to modify or amend the indentures or waive our compliance with certain provisions of the indentures and certain defaults thereunder. ('SS'11.02)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indentures.

    Unless stated otherwise in the prospectus supplement, an event of default with respect to any series of debt securities under each indenture will be:

     default in the payment of the principal of, or premium, if any, on any debt security of such series at its maturity;

     default in making a sinking fund payment, if any, when due and payable;

     default for 30 days in the payment of any installment of interest on any debt security of such series;

     default for 90 days after written notice in the observance or performance of any other covenant in the relevant indenture;

     certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for American Express or its property;

     an event of default with respect to any other series of debt securities outstanding under the applicable indenture or an event of default under any other indebtedness of American Express for borrowed money in excess of $50,000,000 which results in an aggregate principal amount of at least $50,000,000 of such other series of debt securities or such other indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and such acceleration has not been rescinded or annulled within 10 days after notice of default is given; and

     any other event of default provided in or pursuant to the applicable resolution of the Board of Directors or supplemental indenture under which such series of debt securities is issued. ('SS'7.01)

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    The trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding in the interest of such holders. ('SS'8.02)

    If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series may declare the principal of all the debt securities of such series to be due and payable immediately. ('SS'7.02)

    Each indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of any of the holders. ('SS'8.03) Each indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, with respect to the debt securities of such series. ('SS'7.12) The right of a holder to institute a proceeding with respect to the applicable indenture is subject to certain conditions precedent, including notice and indemnity to the trustee. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest, if any, on the debt securities of any series on the respective stated maturities (as defined in the indentures) and to institute suit for the enforcement of these rights. ('SS'SS'7.07 and 7.08)

    The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past defaults. Each holder of a debt security affected by a default must consent to a waiver of:

     a default in payment of the principal of or premium, if any, or interest, if any, on any debt security of such series;

     a default in the payment of any sinking fund installment or analogous obligation with respect to the debt securities of such series; and

     a default in respect of a covenant or provision of the applicable indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security affected. ('SS'7.13)

    We will furnish to the trustee annual statements as to the fulfillment of its obligations under each indenture. ('SS'SS'9.04 and 12.05).

CONCERNING THE TRUSTEE

    PNC Bank, the current trustee under the indentures, provides banking and corporate trust services to American Express and extends credit to American Express and many of its subsidiaries worldwide. The trustee is a depository of our funds and holds our common shares for the benefit of its customers, including customers over whose accounts the trustee has discretionary authority. If a bank or trust company other than PNC Bank is to act as trustee for a series of debt securities, the applicable prospectus supplement will provide information concerning such other trustee.

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

    The indentures permit us to be discharged from our obligations under the indentures and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance.

    Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on such series of debt securities then from and after the ninety-first day following such deposit:

     we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series; and

     our obligations under each indenture with respect to the debt securities of such series will cease to be in effect.

    Following such defeasance, holders of the applicable debt securities would be able to look only to the trust fund for payment of principal and premium, if any, and interest, if any, on their debt securities.

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    Such defeasance may be treated as a taxable exchange of the related debt securities for obligations of the trust or a direct interest in the money or government securities held in the trust. In that case holders of such debt securities would recognize gain or loss as if the trust obligations or the money or government securities held in the trust, as the case may be, had actually been received by the holders in exchange for their debt securities. Such holders thereafter might be required to include as income a different amount of income than in the absence of such defeasance. We urge prospective investors to consult their own tax advisors as to the specific tax consequences of defeasance.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED SECURITIES

GENERAL

    We are issuing subordinated debt securities under the subordinated debt indenture. Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. The subordinated debt securities will rank on an equal basis with certain other subordinated debt of American Express that may be outstanding from time to time and will rank junior to all senior indebtedness (as defined below) of American Express (including any senior debt securities) that may be outstanding from time to time.

    If subordinated debt securities are issued under the subordinated indenture, the aggregate principal amount of senior indebtedness outstanding as of a recent date will be set forth in the applicable prospectus supplement. The subordinated indenture does not restrict the amount of senior indebtedness that we may incur.

SUBORDINATION

    The payment of the principal of, and premium, if any, and interest on the subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness. ('SS'13.01) The term senior indebtedness is defined in the subordinated indenture as indebtedness we incur for money borrowed, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness. Senior indebtedness also includes our guarantees of the foregoing items of indebtedness for money borrowed by persons other than American Express, unless, in any such case, such indebtedness or guarantee provides by its terms that it will not constitute senior indebtedness.

    The subordinated debt indenture provides that, unless all principal of and any premium or interest on, the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment or other distribution may be made with respect to the subordinated indebtedness in the following circumstances:

     any acceleration of the principal amount due on the subordinated debt securities;

     the dissolution or winding-up or total or partial liquidation or reorganization of American Express, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings;

     a default in the payment of principal, premium, if any, sinking fund or interest with respect to any senior indebtedness; or

     an event of default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any senior indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders of senior indebtedness to accelerate its maturity, and such event of default has not been cured or waived.

A merger, consolidation or conveyance of all or substantially all of our assets on the terms and conditions provided in the subordinated indenture will not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of these subordination provisions.

    If the holders of subordinated securities receive any payment or distribution of assets of American Express not permitted by the subordination provisions, the holders of subordinated debt securities will have to repay such amount to the holders of the senior debt securities or to the trustee.

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SUBROGATION

    After the payment in full of all senior indebtedness, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of assets or securities of American Express applicable to the senior indebtedness until the subordinated debt securities are paid in full. Under these subrogation provisions, no payments or distributions to the holders of senior indebtedness which otherwise would have been payable or distributable to holders of the subordinated debt securities will be deemed to be a payment by us to or on the account of the senior indebtedness. These provisions of the subordinated indenture are intended solely for the purpose of defining the relative rights of the holders of the subordinated debt securities and the holders of the senior debt securities. Nothing contained in the subordinated indenture is intended to impair the absolute obligation of American Express to pay the principal of and interest on the subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the subordinated debt securities and creditors of American Express other than the holders of the senior indebtedness. These subrogation provisions of the subordinated indenture will not prevent the holder of any subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of such security, subject to the rights of subordination described above.

PROVISIONS APPLICABLE SOLELY TO SENIOR SECURITIES

RESTRICTIONS AS TO LIENS

    The senior indenture includes a covenant providing that we will not at any time directly or indirectly create, or allow to exist or be created, any mortgage, pledge, encumbrance or lien of any kind upon:

     any shares of capital stock owned by American Express of any of American Express Travel Related Services Company, Inc., American Express Bank Ltd. or American Express Financial Corporation, so long as they continue to be our subsidiaries, which we refer to collectively as the 'principal subsidiaries'; or

     any shares of capital stock owned by American Express of a subsidiary that owns, directly or indirectly, capital stock of the principal subsidiaries.

    Such liens are permitted if we provide that the senior debt securities will be secured by such lien equally and ratably with any and all other obligations also secured, for as long as any such other obligations are so secured. However, we may incur or allow to exist upon the stock of the principal subsidiaries liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith, or liens of judgments that are on appeal or are discharged within 60 days. ('SS'12.07(a))

    This covenant will cease to be binding on us with respect to any series of the senior debt securities to which such covenant applies following discharge of such senior debt securities. ('SS'12.07(b))

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                        DESCRIPTION OF PREFERRED SHARES

GENERAL

    The following briefly summarizes the material terms of our preferred shares, other than pricing and related terms which are disclosed in the applicable prospectus supplement. You should read the applicable prospectus supplement together with the certificate of designation relating to such series and our restated certificate of incorporation for a more detailed description of a particular series of preferred shares and other provisions that may be important to you.

    Under our restated certificate of incorporation, we are authorized to issue 20,000,000 preferred shares, par value $1.66 2/3 per share. We do not currently have any outstanding preferred shares and therefore all 20,000,000 shares are still available for issuance. Our board of directors is authorized to issue our preferred shares from time to time in one or more series with such designations, voting powers, dividend rates, rights of redemption, conversion rights or other special rights, preferences and limitations as may be stated in resolutions adopted by the board of directors.

    The preferred shares will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of preferred shares. You should read the prospectus supplement relating to the particular series of the preferred shares being offered for specific terms, including:

     the title, number of shares offered and liquidation preference per share;

     the price per share;

     the dividend rate, the dates on which dividends will be payable, the conditions under which dividends will be payable or the method of determining such rate, dates and conditions;

     whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

     whether dividends are participating or non-participating;

     any redemption, sinking fund or analogous provisions;

     any conversion or exchange provisions;

     whether we have elected to offer depositary shares with respect to the preferred shares as described below under 'Depositary Shares';

     whether the preferred shares will have voting rights, in addition to the voting rights described below, and, if so, the terms of such voting rights;

     the procedures for any auction and remarketing of the preferred shares; and

     any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    When issued, the preferred shares will be fully paid and nonassessable.

DIVIDEND RIGHTS

    All preferred shares will be of equal rank with each other regardless of series. If the stated dividends or the amounts payable on liquidation are not paid in full, the preferred shares of all series will share ratably in the payment of dividends and in any distribution of assets.

RIGHTS UPON LIQUIDATION

    Unless otherwise specified in the applicable prospectus supplement, in the event of a liquidation each series of the preferred shares will rank on an equal basis with all other outstanding preferred shares and prior to the common stock as to dividends and distributions.

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VOTING RIGHTS

    Except as described below, the holders of preferred shares have no voting rights, other than as may be required by law. Whenever dividends payable on the preferred shares of any series will be in arrears in an aggregate amount at least equal to six full quarterly dividends on such series, the holders of the outstanding preferred shares of all series will have the special right, voting separately as a single class, to elect two directors at the next succeeding annual meeting of shareholders. Subject to the terms of any outstanding series of preferred shares, the holders of common stock and the holders of one or more series of preferred shares then entitled to vote will have the right, voting as a single class, to elect the remaining authorized number of directors.

    At each meeting of shareholders at which the holders of the preferred shares will have this special right, the presence in person or by proxy of the holders of record of one-third of the total number of the preferred shares of all series then issued and outstanding will constitute a quorum of such class. Each director elected by the holders of the preferred shares of all series will hold office until the annual meeting of shareholders next succeeding his election and until his successor, if any, is elected by such holders and qualified or until his death, resignation or removal in the manner provided in our by-laws. A director elected by the holders of the preferred shares of all series may only be removed without cause by such holders. In case any vacancy will occur among the directors elected by the holders of the preferred shares of all series such vacancy may be filled for the unexpired portion of the term by vote of the remaining director elected by such shareholders, or his successor in office. If such vacancy occurs more than 90 days prior to the first anniversary of the next preceding annual meeting of shareholders, the vacancy may be filled by the vote of such shareholders given at a special meeting of such shareholders called for the purpose. Whenever all arrears of dividends on the preferred shares of all series will have been paid and dividends for the current quarterly period will have been paid or declared and provided for, the right of the holders of the preferred shares of all series to elect two directors will terminate at the next succeeding annual meeting of shareholders.

    The consent of the holders of at least two-thirds of the outstanding preferred shares voting separately as a single class will be required for:

     the authorization of any class of shares ranking prior to the preferred shares as to dividends or upon liquidation, dissolution or winding up;

     an increase in the authorized amount of any class of shares ranking prior to the preferred shares; or

     the authorization of any amendment to the restated certificate of incorporation or the by-laws that would adversely affect the relative rights, preferences or limitations of the preferred shares. If any such amendment will adversely affect the relative rights, preferences or limitations of one or more, but not all, of the series of preferred shares then outstanding, the consent of the holders of at least two-thirds of the outstanding preferred shares of the several series so affected will be required in lieu of the consent of the holders of at least two-thirds of the outstanding preferred shares of all series.

    In any case in which the holders of the preferred shares will be entitled to vote separately as a single class, each holder of preferred shares of any series will be entitled to one vote for each such share held.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement, the depositary shares and the depositary receipts is a summary of general terms and is not complete. This description is subject to, and qualified in its entirety by, reference to the forms of deposit agreement and depositary receipts relating to each series of preferred shares which have been or will be filed with the SEC in connection with the offering of such series of preferred shares. You should read such documents for further information.

GENERAL

    We may elect to offer fractional interests in preferred shares rather than preferred shares. If we do, we will select a depositary that will issue to the public receipts for depositary shares, each of which will represent fractional interests of a particular series of preferred shares. These depositary receipts will be distributed in accordance with the terms of the offering described in the related prospectus supplement.

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    The depositary will be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000. We will deposit the preferred shares underlying the depositary shares with the depositary under the terms of a separate deposit agreement. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, the owners of depositary shares will be entitled to all the rights and preferences of the preferred shares underlying such depositary shares, including dividend, voting, redemption, conversion and liquidation rights. Each owner of depositary shares will be entitled to these rights and preferences in proportion to the applicable fractional interests in preferred shares underlying their depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends or other cash distributions received in respect of preferred shares to the record holders of the related depositary shares in proportion to the number of such depositary shares owned by such holders on the relevant record date. The depositary will distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance that is not distributed due to this restriction will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

    In the event of a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares. If, however, the depositary determines that it is not feasible to make such distribution, the depositary may, with our approval, sell such property and distribute instead the net proceeds from such sale.

    The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to the holders of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

    If a series of the preferred shares that underlies the depositary shares is redeemed, the depositary will in turn redeem the depositary shares. The depositary will redeem the depositary shares from the proceeds it receives from the redemption, in whole or in part, of the preferred shares it holds. The depositary will mail notice of any such redemption to the record holders of the depositary shares to be redeemed between 30 and 60 days prior to the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the preferred shares. If less than all of the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or redeem such shares pro rata.

    The depositary shares called for redemption will no longer be deemed to be outstanding after the date fixed for redemption. All rights of the holders of the depositary shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

VOTING THE PREFERRED SHARES

    The holders of depositary shares will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred shares held by the depositary. Upon the receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred shares underlying such depositary shares in accordance with such instructions. American Express will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to carry out this obligation.

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AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

    At any time, American Express and the depositary may agree to amend the form of depositary receipt evidencing the depositary shares or any provision of the deposit agreement. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding.

    American Express or the depositary may terminate a deposit agreement only if:

     all outstanding depositary shares relating to the depositary agreement have been redeemed; or

     in connection with any liquidation, dissolution or winding up of American Express there has been a final distribution in respect of the relevant series of preferred shares which has been distributed to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of the depositary shares will pay transfer and other taxes and governmental charges and such other charges as described in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to American Express. We may at any time remove the depositary. Such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The depositary will forward to the holders of depositary shares all reports and communications from American Express which are delivered to the depositary and which American Express is required to furnish to the holders of the preferred shares.

    Neither the depositary nor American Express will be liable if it is prevented or delayed in performing its obligations under the deposit agreement by law or any circumstance beyond its control. The obligations of American Express and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder. American Express and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless a satisfactory indemnity is provided. American Express and the depositary may rely upon written advice of counsel or accountants, information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent.

                          DESCRIPTION OF COMMON SHARES

    The following summary does not purport to be complete. You should read the applicable provisions of the New York Business Corporation Law, our restated certificate of incorporation and by-laws.

    We are authorized to issue up to 3,600,000,000 common shares, par value $.20 each. At October 31, 2000, we had outstanding 1,329,976,393 common shares. As of December 31, 1999, we had reserved approximately 243,000,000 common shares for issuance with respect to various employee stock plans, employee benefit plans, convertible debentures, and the dividend reinvestment plan.

    Subject to the prior dividend rights of the holders of any preferred shares, holders of common shares are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

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    Each common share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of the common shares do not have cumulative voting rights. In the event of any liquidation, dissolution or winding up of American Express, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of common shares are entitled to ratable distribution of the remaining assets available for distribution to shareholders. The common shares are not subject to redemption by operation of a sinking fund or otherwise. Holders of common shares are not entitled to pre-emptive rights. The issued and outstanding common shares are fully paid and nonassessable.

                       DESCRIPTION OF SECURITIES WARRANTS

    We may issue warrants for the purchase of:

     debt securities,

     preferred shares,

     depositary shares,

     common shares, or

     equity securities issued by one of our affiliated or unaffiliated corporations or other entity.

    We may issue these securities warrants independently or together with any other securities offered by any prospectus supplement. The securities warrants may be attached to or separate from such securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of securities warrants. The following summary sets forth certain general terms and provisions of the securities warrants offered by this prospectus. Further terms of the securities warrants and the applicable securities warrant agreement will be described in the applicable prospectus supplement.

    The applicable prospectus supplement will describe the following terms, where applicable, of the securities warrants in respect of which this prospectus is being delivered:

     the title and aggregate number;

     the price or prices at which they will be issued;

     the currencies in which the price of the securities warrants may be payable;

     the designation, aggregate principal amount and terms of the securities purchasable upon exercise;

     the designation and terms of the securities with which the securities warrants are issued and the number of the securities warrants issued with each such security;

     the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of the securities warrant will be payable;

     if applicable, the date on and after which the securities warrants and the related securities will be separately transferable;

     the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the securities warrants may be purchased;

     the date on which the right to exercise the securities warrants will commence and the date on which such right will expire;

     the minimum or maximum amount of the securities warrants which may be exercised at any one time;

     information with respect to book-entry procedures, if any;

     a discussion of certain Federal income tax considerations; and

     any other terms of the securities warrants, including terms, procedures and limitations relating to the exchange and exercise of the securities warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

    We may issue warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies. The following description of the terms of these currency warrants contains only some of the general terms and provisions of these warrants. The particular terms of the currency warrants offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the currency warrants then offered will be described in the applicable prospectus supplement.

    Each issue of currency warrants will be issued under a warrant agreement to be entered into between us and a warrant agent. The currency warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such currency warrants.

    The applicable prospectus supplement will describe the following terms, where applicable, of the currency warrants in respect of which this prospectus is being delivered:

     the aggregate amount and number;

     the offering price;

     the designated currency, which currency may be a foreign currency or a composite currency, and information regarding such currency or composite currency;

     the date on which the right to exercise the currency warrants commences and the date on which such right expires;

     the manner in which the currency warrants may be exercised;

     the circumstances which will cause the currency warrants to be deemed automatically exercised;

     the minimum number, if any, of the currency warrants exercisable at any one time and any other restrictions on exercise;

     the method of determining the amount payable in connection with the exercise of the currency warrants, including the strike price or range of strike prices of the currency warrants, the method of determining the spot exchange rate and the U.S. Dollar settlement value for the currency warrants;

     the securities exchange on which the currency warrants will be listed, if any;

     whether the currency warrants will, from the perspective of holders, be represented by certificates or issued in book-entry form;

     the place or places at which payment of the cash settlement value of the currency warrants is to be made, if applicable;

     information with respect to book-entry procedures, if any;

     the plan of distribution of the currency warrants, and

     any other terms of the currency warrants.

    Prospective purchasers of the currency warrants should be aware of special Federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe such tax considerations.

                         DESCRIPTION OF OTHER WARRANTS

    We may issue other warrants to buy or sell:

     debt securities of or guaranteed by the United States,

     currencies,

     units of a stock index or stock basket,

     a commodity or a unit of a commodity index, or

     another item or unit of an index.

    We refer to the property in the above clauses as the 'warrant property'. Other warrants will be settled either through physical delivery of the warrant property or through payment of a cash settlement value as set forth in the applicable prospectus supplement. Other warrants will be issued under a warrant agreement to be entered into between us and a warrant agent. The other warrant agent will act solely as our agent under the applicable other warrant agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such other warrants.

    The applicable prospectus supplement will describe the following terms, where applicable, of the other warrants:

     the title and aggregate number;

     the offering price;

     the material risk factors;

     the warrant property;

     the procedures and conditions relating to exercise;

     the date on which the right to exercise will commence and the date on which such right will expire;

     the identity of the other warrant agent for the other warrants;

     whether the certificates evidencing the other warrants will be issuable in definitive registered form or global form or both;

     a discussion of Federal income tax considerations applicable to the other warrants; and

     any other terms of the other warrants, including any terms that may be required or advisable under applicable law.

    The other warrants may entail significant risks, including, without limitation, the possibility of significant fluctuations in the market for the applicable warranty property, potential illiquidity in the secondary market and the risk that they will expire worthless. These risks will vary depending on the particular terms of the other warrants and will be more fully described in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

    American Express and the selling shareholders may sell the securities described in this prospectus from time to time in one or more of the following ways:

     to or through underwriters or dealers;

     directly to one or more purchasers;

     through agents; or

     through a combination of any of such methods of sale.

    The prospectus supplement with respect to the offered securities will describe the terms of the offering, including:

     the name or names of any agents or underwriters,

     the purchase price of such securities and the proceeds to American Express from such sale,

     any underwriting discounts and other items constituting underwriters' or agents' compensation,

     any initial public offering price,

     any discounts or concessions allowed or reallowed or paid to dealers,

     any selling shareholders, and

     any securities exchanges on which such securities may be listed.

    Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters in connection with the securities offered thereby. If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, either:

     at a fixed public offering price or prices,

     at market prices prevailing at the time of sale,

     at varying prices determined at the time of sale, or

     at negotiated prices.

    The obligations of the underwriters to purchase the securities will be subject to various conditions precedent, and the underwriters will be obligated to purchase all of the securities of the series offered by the prospectus supplement relating to such series if any of such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    American Express and the selling shareholders may also sell securities directly or through agents designated from time to time. Any agent involved in the offering and sale of the offered securities is named in the applicable prospectus supplement. Any commissions payable by us or the selling shareholders to such agent are set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

    If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to such arrangements.

    Institutional investors to which such offers may be made, when authorized, include, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions we may approve. The obligations of any such purchasers under this delayed delivery and payment arrangement will only be subject to the following two conditions:

     at the time of delivery the purchase of the particular securities by an institution will not be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

     if the particular securities are being sold to underwriters, American Express will have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements.

    Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of American Express or such institutional investors.

    Shares of our common stock may be offered or sold in connection with the settlement of forward purchase contracts we enter into from time to time with a financial institution. The financial institution may be deemed to be an underwriter or may be deemed to be a selling shareholder. If any such sales are conducted, whether the third party is deemed to be an underwriter or a selling shareholder, the prospectus supplement related to such sales will set forth, as required, the following information:

     the identity of the underwriter or selling shareholder,

     the amount of shares being sold,

     the aggregate number of shares held by the financial institution before and after the proposed sale,

     and any material arrangements between us and the financial institution within the past three years.

    In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of the underwriter in stabilizing or short-covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

    Agents and underwriters may be entitled under agreements entered into with American Express to indemnification by American Express against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, American Express in the ordinary course of business.

                                 LEGAL MATTERS

    Louise M. Parent, Esq., our Executive Vice President and General Counsel, will pass upon the validity of the securities for us. Unless provided otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for any underwriters or agents by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules to financial statements of American Express included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in the Annual Report on Form 10-K and incorporated in this prospectus by reference. We have incorporated by reference into this prospectus our consolidated financial statements and schedules to financial statements in reliance upon such report given upon the authority of Ernst & Young as experts in auditing and accounting.

    Ernst & Young LLP have reported that they have applied limited procedures, in accordance with professional standards for a review of such information, with respect to the unaudited consolidated interim financial information for the nine month periods ended September 30, 2000 and 1999 that we have incorporated by reference into this prospectus and registration statement. However, their separate report, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a 'report' or a 'part' of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                              PRINCIPAL OFFICES OF
                            AMERICAN EXPRESS COMPANY
                                200 Vesey Street
                             World Financial Center
                            New York, New York 10285

                                    TRUSTEE
                           FIRST UNION NATIONAL BANK
                        12 East 49th Street, 37th Floor
                            New York, New York 10017

               LUXEMBOURG STOCK EXCHANGE LISTING AND PAYING AGENT
                          DEUTSCHE BANK LUXEMBOURG SA
                          2 Boulevard Konrad Adenauer
                                L1115 Luxembourg

                                 LEGAL ADVISERS

         To American Express Company as to                   To American Express Company as to
       Certain Matters of United States Law              Certain Matters of United States Tax Law
                 LOUISE M. PARENT                                     BRUCE A. COGAN
   Executive Vice President and General Counsel             Vice President-General Tax Counsel
             American Express Company                            American Express Company
                 90 Hudson Street                                    90 Hudson Street
           Jersey City, New Jersey 07302                       Jersey City, New Jersey 07302

                              To the Underwriters
                            as to United States Law
                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                               One Liberty Plaza
                            New York, New York 10006

                            INDEPENDENT AUDITORS TO
                            AMERICAN EXPRESS COMPANY
                               ERNST & YOUNG LLP
                               787 Seventh Avenue
                            New York, New York 10019

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                            STATEMENT OF DIFFERENCES
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The section symbol shall be expressed as ................................ 'SS'